Exhibit 3.149
AMENDMENT NO. 1
TO THE
OPERATING AGREEMENT
OF
23 AVIATION, LLC
A DELAWARE LIMITED LIABILITY COMPANY
          AMENDMENT NO 1 (this “Amendment”) to the Operating Agreement of 23 Aviation, LLC dated September 30, 2009, (the “Operating Agreement”).
W I T N E S S E T H
          WHEREAS, 23 Aviation, LLC (“the Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act by the filing of a Certificate of Formation with the Secretary of State of Delaware on September 30, 2009; and
          WHEREAS, DPS Holdings Inc., the sole member of the Company (the “Member”), desires to amend the Operating Agreement in certain respects.
          NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:
          1. Amendment. Article 1.2 of the Operating Agreement, “Name”, is hereby amended in full to be read in its entirety as follows:
          “Name. The name of the Company shall be 234DP Aviation, LLC.”
          Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Operating Agreement shall remain in full force and effect in all respects.
     [SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Member has duly executed this Amendment to the Operating Agreement, effective as of October 6, 2009.

DPS HOLDINGS INC.
By:	/s/ James L. Baldwin
	Name:	James L. Baldwin
	Title:	Executive Vice President & Secretary